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                                                                   EXHIBIT 99.12

                     [LETTERHEAD OF THE LOEWEN GROUP INC.]



                                 July 25, 1995


MHI Group, Inc.
3100 Capital Circle, N.E.
Tallahassee, Florida 32808-3760


Ladies and Gentlemen:

        Reference is made to that certain letter agreement dated July 24, 1995 (the "Letter Agreement") entered into by you and us. Terms capitalized herein and not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement.

        The Letter Agreement is hereby amended as follows:

        1. Without the prior written consent of the other party, neither the Company nor The Loewen Group will and each will direct its officers, directors, agents, financial advisors and any other representatives not to, disclose to any person (other than its own representatives) either the fact that the Company is considering a business combination transaction with The Loewen Group, or that any investigations, discussions or negotiations are taking place concerning a possible transaction between the Company and The Loewen Group, or that The Loewen Group has requested or received confidential information relating to the Company, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, other than as required under applicable law or at anytime seven (7) months after the date hereof if deemed appropriate by either party.

        2. The Company shall promptly notify The Loewen Group of the terms of any offer or proposal (as described in paragraph 1 of the Letter Agreement) which is made during the Exclusivity Period (as may be extended in accordance with the provisions of Paragraph 3 of the Letter Agreement).

        The Letter Agreement shall otherwise remain in full force and effect.


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MHI Group, Inc.
July 25, 1995
Page 2


        If you are in agreement with the foregoing, please sign and return one copy of this letter, which will constitute our agreement with respect to the subject matter hereof.

                                             Sincerely,

                                             THE LOEWEN GROUP INC.

                                              /s/ Raymond L. Loewen

                                              Raymond L. Loewen
                                              Chairman & Chief Executive Officer


ACCEPTED AND AGREED:

MHI GROUP, INC.

/s/ W. Fred Lindsey

W. Fred Lindsey
Chairman of the Board